Exhibit 2
                                                  ---------
                                              Execution Copy











                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                      Central Tractor Farm & Country, Inc.
                                  ("Company"),


                        J.W. Childs Equity Partners, L.P.
                                   ("Childs"),

                              JWC Holdings I, Inc.
                               ("Acquiror Parent")

                                       and

                             JWC Acquisition I, Inc.
                                  ("Acquiror")


                                November 27, 1996

                                TABLE OF CONTENTS

SECTION 1.     THE MERGER AND RELATED MATTERS.  . . . . . . . . . . . . . .   5
     1.1  The Merger.   . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     1.2  Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     1.3  Certificate of Incorporation; By-Laws; Directors and Officers . .   5
     1.4  Conversion of Shares.   . . . . . . . . . . . . . . . . . . . . .   6
     1.5  Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

SECTION 2.     REPRESENTATIONS, WARRANTIES, COVENANTS AND
               AGREEMENTS OF COMPANY.   . . . . . . . . . . . . . . . . . .   9
     2.1  Organization and Business; Power and Authority; Effect of
          Transaction.  . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     2.2  Filings with the Commission; Financial Statements.  . . . . . . .  10
     2.3  Absence of Certain Changes or Events.   . . . . . . . . . . . . .  11
     2.4  No Undisclosed Liabilities.   . . . . . . . . . . . . . . . . . .  11
     2.5  Employee Benefit Plans, Employment Agreements   . . . . . . . . .  11
     2.6  Labor Matters   . . . . . . . . . . . . . . . . . . . . . . . . .  12
     2.7  Title to Properties; Leases.  . . . . . . . . . . . . . . . . . .  12
     2.8  Compliance with Contractual Obligations and Private
          Authorizations.   . . . . . . . . . . . . . . . . . . . . . . . .  13
     2.9  Compliance with Governmental Authorizations and Applicable Law.    13
     2.10 Intellectual Property.  . . . . . . . . . . . . . . . . . . . . .  14
     2.11 Interested Party Transactions.  . . . . . . . . . . . . . . . . .  14
     2.12 Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.13 Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.14 Absence of Sensitive Payments.  . . . . . . . . . . . . . . . . .  15
     2.15 Inapplicability of Specified Statutes.  . . . . . . . . . . . . .  15
     2.16 Material Agreements.  . . . . . . . . . . . . . . . . . . . . . .  15
     2.17 Ordinary Course of Business.  . . . . . . . . . . . . . . . . . .  16
     2.18 Broker or Finder.   . . . . . . . . . . . . . . . . . . . . . . .  17
     2.19 Environmental Matters.    . . . . . . . . . . . . . . . . . . . .  17
     2.20 Certain State Statutes Inapplicable.  . . . . . . . . . . . . . .  17
     2.21 Information Supplied  . . . . . . . . . . . . . . . . . . . . . .  18
     2.22 Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . .  18
     2.23 Voting Agreements and Noncompetition Agreements . . . . . . . . .  18
     2.24 Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     2.25 Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     2.26 Board Recommendation.   . . . . . . . . . . . . . . . . . . . . .  19

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF CHILDS,
               ACQUIROR PARENT AND ACQUIROR.    . . . . . . . . . . . . . .  19
     3.1  Organization and Business; Power and Authority; Effect of
          Transaction   . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.2  Adverse Restrictions  . . . . . . . . . . . . . . . . . . . . . .  20
     3.3  Information Supplied  . . . . . . . . . . . . . . . . . . . . . .  20
     3.4  Broker or Finder  . . . . . . . . . . . . . . . . . . . . . . . .  21
     3.5  Financing of the Merger and the Second Disposition  . . . . . . .  21

SECTION 4.     COVENANTS OF COMPANY AND CHILDS.   . . . . . . . . . . . . .  21
     4.1  Access to Information.  . . . . . . . . . . . . . . . . . . . . .  21
     4.2  Agreement to Cooperate.   . . . . . . . . . . . . . . . . . . . .  21
     4.3  Expenses.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     4.4  Public Announcements.   . . . . . . . . . . . . . . . . . . . . .  23
     4.5  Stockholders' Approval.     . . . . . . . . . . . . . . . . . . .  23
     4.6  Proxy Statement; Schedule 13E-3.    . . . . . . . . . . . . . . .  24
     4.7  Company Board Representation; Section 14(f)   . . . . . . . . . .  24

     4.8  No Solicitation.  . . . . . . . . . . . . . . . . . . . . . . . .  25
     4.9  Tax Returns.  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     4.10 Indemnification and Insurance . . . . . . . . . . . . . . . . . .  26
     4.11 Convertible Securities.  . . . . . . . . . . . . . .. . . . . . .  27
     4.12 Financing   . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     4.13 Conduct of Business by Company Pending the Effective Time . . . .  28

SECTION 5.     CONDITIONS PRECEDENT TO THE MERGER.  . . . . . . . . . . . .  30
     5.1  Conditions to Obligation of Each Party to Effect the Merger . . .  30
     5.2  Conditions to Obligations of Childs . . . . . . . . . . . . . . .  30
     5.3  Conditions to Obligations of Company  . . . . . . . . . . . . . .  31

SECTION 6.     DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . .  31
     6.1  Principles of Construction  . . . . . . . . . . . . . . . . . . .  31

SECTION 7.     TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . .  41
     7.1  Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     7.2  Effect of Termination.  . . . . . . . . . . . . . . . . . . . . .  42

SECTION 8.     GENERAL PROVISIONS.    . . . . . . . . . . . . . . . . . . .  42
     8.1  Effectiveness of Representations and Warranties.  . . . . . . . .  42
     8.2  Entire Agreement.   . . . . . . . . . . . . . . . . . . . . . . .  42
     8.3  Waivers; Amendments.  . . . . . . . . . . . . . . . . . . . . . .  42
     8.4  Assignment; Successors and Assigns.   . . . . . . . . . . . . . .  42
     8.5  Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     8.6  Severability.   . . . . . . . . . . . . . . . . . . . . . . . . .  43
     8.7  Counterparts.   . . . . . . . . . . . . . . . . . . . . . . . . .  44
     8.8  Section Headings.   . . . . . . . . . . . . . . . . . . . . . . .  44
     8.9  Further Acts.   . . . . . . . . . . . . . . . . . . . . . . . . .  44
     8.10 Governing Law.    . . . . . . . . . . . . . . . . . . . . . . . .  44
     8.11 Consent to Jurisdiction and Service.  . . . . . . . . . . . . . .  44
     8.12 No Presumption. . . . . . . . . . . . . . . . . . . . . . . . . .  44



SCHEDULES AND EXHIBITS

Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is made as of November 27, 1996, by and among Central Tractor Farm & Country, Inc., a Delaware corporation ("Company"), J.W. Childs Equity Partners, L.P., a Delaware limited partnership ("Childs"), JWC Holdings I, Inc., a Delaware corporation ("Acquiror Parent") and JWC Acquisition I, Inc., a Delaware corporation ("Acquiror") (Company and Acquiror being hereinafter sometimes collectively referred to as the "Constituent Corporations").

                                    RECITALS

     A. The respective Boards of Directors of Company and Acquiror deem the acquisition of Company by Acquiror on the terms and conditions set forth in this Agreement and Plan of Merger (this "Agreement") to be desirable and generally to the welfare and advantage of each, and in the best interests of the stockholders of each.

     B. In furtherance of such acquisition, the Boards of Directors of Acquiror Parent, Acquiror and Company have each approved this Agreement and the merger (the "Merger") of Acquiror with and into Company in accordance with the Delaware General Corporation Law (the "DGCL") and upon the terms and subject to the conditions set forth herein.

     C. The Board of Directors of Company has (i) determined that the consideration to be paid for each share of Common Stock, par value $.01 per share, of Company ("Company Common Stock") in the Merger is fair to and in the best interests of the stockholders of Company, (ii) approved this Agreement and the Merger and the other transactions contemplated hereby and (iii) resolved and agreed to recommend approval of the Merger and adoption of this Agreement by such stockholders.

     D. As a condition and inducement to Childs', Acquiror Parent's and Acquiror's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Childs, Acquiror Parent, and Acquiror are entering into a Securities Purchase Agreement (the "Securities Purchase Agreement") with certain securityholders of Company parties thereto (collectively, the "Securityholders"), pursuant to which the Securityholders have agreed to sell all of their shares of Company Common Stock to Acquiror pursuant to the terms and subject to the conditions set forth in the Securities Purchase Agreement.

     G. The Board of Directors of Company has approved the transactions contemplated by this Agreement and the Securities Purchase Agreement in accordance with the provisions of Section 203 of the DGCL.

     H.   Certain terms used herein are defined in Section 6 of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto, intending to be legally bound, hereby represent, warrant, covenant and agree as follows:

     SECTION 1. THE MERGER AND RELATED MATTERS.

     1.1  The Merger.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Acquiror shall be merged with and into Company. At the Effective Time, the separate corporate existence of Acquiror shall cease, and Company shall continue as the surviving corporation under the name Central Tractor Farm & Country, Inc. (the "Surviving Corporation").

          (b) Upon the terms and subject to the conditions set forth in Section 5, the Merger shall become effective at the time of filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL (the "Certificate of Merger"), or at such later time in accordance with the provisions of the DGCL as is specified in the Certificate of Merger. Company and Acquiror agree to file the Certificate of Merger at the time of the Closing. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Acquiror and Company, and the Merger shall otherwise have the effects provided for under the DGCL.

     1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby abandoned pursuant to Section 7, the closing of the Merger contemplated by this Agreement (the "Closing") shall take place at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts at 10:00 a.m., local time, on the third (3rd) Business Day after the date on which the last of the conditions set forth in Section 5 is fulfilled or waived or at such other time, date or place as Company, Childs and Acquiror may mutually agree in writing. The date on which the Closing actually takes place is hereinafter referred to as the "Closing Date".

     1.3  Certificate of Incorporation; By-Laws; Directors and Officers.

          (a) The Certificate of Incorporation of Acquiror, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the terms thereof and the DGCL.

          (b) The By-laws of Acquiror, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until amended in accordance with the terms thereof, the Certificate of Incorporation of the Surviving Corporation and the DGCL.

          (c) The directors of Acquiror immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation until a successor is elected or appointed and has qualified or until the earliest of such director's death, resignation, removal or disqualification, and the officers of Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or as otherwise provided in the By-laws of the Surviving Corporation.

     1.4 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Company or their respective stockholders:

          (a) Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held by Childs, Acquiror Parent, Acquiror or any of their wholly owned Subsidiaries and shares held in the treasury of Company or by any of its wholly owned Subsidiaries) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled, extinguished and converted automatically into the right to receive $14.25 (the "Merger Price"), in cash payable without interest, to the holder of such share, upon surrender, in the manner provided in Section 1.5, of the certificate that formerly evidenced such share, less any required withholding taxes, upon the surrender of the certificate representing such share.

          (b) Prior to the Effective Time, the Board of Directors of Company (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, except as may be otherwise agreed in writing between Acquiror and any holder of any Company Option Securities, each Company Option Security issued and outstanding immediately prior to the Effective Time (other than Company Option Securities held by Childs or any of its wholly owned Subsidiaries or held in the treasury of Company or by any of its wholly owned Subsidiaries) shall, by virtue of the Merger and without any action on the part of the holder thereof, (i) in the case of Company Option Securities with a per share exercise price that is less than the Merger Price, be converted into the right to receive, upon the surrender of the instrument evidencing such Company Option Security, a cash payment equal to the product (the "Company Option Security Price") of (A) the number of shares of Company Common Stock subject to such Company Option Security and (B) the excess, if any, of the Merger Price over the per share exercise price of the Company Option Security, and each Company Option Security so converted will, upon such payment, be canceled, and, (ii) in the case of all other Company Option Securities, shall be canceled without payment of any consideration therefor and without any conversion thereof. In no event shall the holder of any Company Option Security be entitled, from and after the Effective Time, to acquire securities of the Surviving Corporation or Childs. Anything herein to the contrary notwithstanding, no interest or dividends shall accrue or be payable or paid on the Company Option Security Price to any Person hereunder.

          (c) Each share of common stock, par value $0.01 per share, of Acquiror issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (d) Each share of Company Common Stock then held by Childs or any direct or indirect wholly owned Subsidiary of Childs, or held in the treasury of Company or by any direct or indirect wholly owned Subsidiary of Company, shall be canceled without payment of any consideration therefor and without any conversion thereof.

          (e) Notwithstanding anything in this Agreement to the contrary but only in the circumstances and to the extent provided by the DGCL, shares of Company Common Stock which are outstanding immediately prior to the Effective Time and which are held by stockholders who were entitled to and did not vote such shares in favor of the Merger or consented thereto in writing and who shall have properly and timely delivered to Company a written demand for payment of the fair cash value of shares of Company Common Stock in the manner provided in and complied with all of the relevant provisions of Section 262 of the DGCL ("Dissenting Shares") shall not be converted into or represent the right to receive the Merger Price. Instead, the holders thereof shall be entitled to payment of the fair cash value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for payment of the fair cash value of such shares and the Board of Directors of Company or the Surviving Corporation, as the case may be, shall consent thereto, or (ii) if any holder fails to establish and perfect his entitlement to the relief provided in such Section 262 or if the right of such holder to receive the fair cash value of such shares of Company Common Stock as to which he seeks relief otherwise terminates pursuant to Section 262 of the DGCL, such shares shall thereupon cease to be deemed to be Dissenting Shares and shall be deemed to have been converted into and represent the right to receive, upon the surrender of the certificate or certificates representing such shares, as of the Effective Time, the Merger Price. Company will not settle any demand with respect to any Dissenting Shares without the consent of Childs and Acquiror.

     1.5 Payment. (a) Pursuant to an agreement reasonably satisfactory to Company, Childs and Acquiror (the "Disbursing Agent Agreement") to be entered into before the Closing Date among Childs, Acquiror and a disbursing agent to be selected by Acquiror and reasonably satisfactory to Company (the "Disbursing Agent"), at or immediately following the Effective Time, Childs shall deposit or cause to be deposited in trust for the benefit of Company's stockholders cash to which holders of Company Common Stock and holders of the Company Option Securities shall be entitled at the Effective Time pursuant to the provisions of Section 1.4. The Disbursing Agent shall invest the cash deposited with it in such manner as the Surviving Corporation directs; provided, however, that substantially all of such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments") or in money market funds which are invested solely in Permitted Investments; provided further, however, that the maturities of Permitted Investments shall be such as to permit the Disbursing Agent to make prompt payment of the Merger Price. Any net profit from, or interest or income produced by, Permitted Investments shall be payable to the Surviving Corporation as and when requested by the Surviving Corporation. The Surviving Corporation shall be required to replace any funds lost as a result of any investment. Any funds remaining unclaimed following the expiration of the sixth (6th) month after the Effective Time shall be released and repaid or redelivered by the Disbursing Agent to the Surviving Corporation upon demand, after which time Persons entitled thereto may look, subject to applicable escheat and other similar laws, only to the Surviving Corporation, which shall remain responsible for payment thereof. Notwithstanding the foregoing, neither the Surviving Corporation or the Disbursing Agent shall be liable to any holder of a share of Company Common Stock for any Merger Price delivered in respect of such share to a public official pursuant to any property, escheat or similar law.

          (b) As soon as practicable after the Effective Time, the Disbursing Agent shall send a notice and transmittal form to each holder of a certificate or certificates theretofore evidencing shares of Company Common Stock, other than certificates representing Dissenting Shares (such certificates, other than those representing shares to be canceled pursuant to Section 1.4(d) and Dissenting Shares, are collectively referred to herein as the "Certificates"), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such Certificate for payment of the Merger Price. Upon the surrender of a Certificate to the Disbursing Agent together with and in accordance with such transmittal form, the holder thereof shall be entitled to receive in exchange therefor the Merger Price payable in respect of each share of Company Common Stock represented thereby. Upon such surrender, the Disbursing Agent will promptly pay the Merger Price. Except as otherwise provided in Section 1.4, until so surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Price.

          (c) If the Merger Price (or any portion thereof) is to be paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of the Merger Price that the Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid.

          (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Price deliverable in respect thereof as determined in accordance with Section 1.4. When authorizing such issue of the Merger Price in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond or other surety in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (e) Anything herein to the contrary notwithstanding, no interest or dividends shall accrue or be payable or paid on any portion of the Merger Price payable to any Person hereunder.

          (f) At and after the Effective Time, each holder of a Certificate or of a certificate representing shares of Company Common Stock to be canceled pursuant to Section 1.4(d) or of Dissenting Shares shall cease to have any rights as a stockholder of Company, except, in the case of the holder of a Certificate for the right to surrender Certificates in the manner prescribed by
Section 1.5(b) in exchange for payment of the Merger Price or, in the case of the holder of Dissenting Shares, the right to perfect the right to receive payment for Dissenting Shares pursuant to Section 262 of the DGCL. No transfer of Company Common Stock shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

          (g) The Disbursing Agent Agreement shall also contain provisions of a nature similar to those set forth in this Section with respect to payment of the Company Option Security Price required to be made with respect to Company Option Securities as provided for in Section 1.4(b).


     SECTION 2.     REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS OF COMPANY.

     Company represents, warrants, covenants and agrees that:

     2.1  Organization and Business; Power and Authority; Effect of
Transaction.

          (a) Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite corporate power and authority to own or hold under lease its properties and to conduct its business as now conducted and as presently proposed to be conducted, and is in possession of all material Governmental Authorizations and Private Authorizations to the extent required for such ownership and lease of its property and conduct of its business and (iii) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases properties, conducts operations or maintains a stock of goods, except where the failure to be so qualified would not have a Material Adverse Effect. Complete and correct copies of the Certificate of Incorporation and By-laws of Company, each as amended to date, have heretofore been delivered by Company to Acquiror. Such Certificate of Incorporation and By-laws are in full force and effect.

          (b) Company has all requisite corporate power and authority necessary to enable it to execute and deliver, and to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and each Transaction Document executed or to be executed by Company; and the execution, delivery and performance of this Agreement and each Transaction Document executed or to be executed by Company have been duly authorized by all requisite corporate action, other than the Company Stockholder Approval. This Agreement has been duly executed and delivered by Company and constitutes, and each Transaction Document when executed and delivered by Company will constitute, legal, valid and binding obligations of Company and each of the other parties, if any, thereto which is Affiliated with Company, enforceable in accordance with their respective terms.

          (c) The authorized and outstanding capital stock of Company is as set forth in Section 2.1 of the Disclosure Schedule. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. Except as set forth in Section 2.1 of the Disclosure Schedule, (i) there is neither outstanding nor has Company or any Subsidiary agreed to grant or issue any shares of its capital stock or any Option Security or Convertible Security and
(ii) neither Company nor any Subsidiary is a party to or is bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock or any Option Security or Convertible Security. Complete and correct copies of each of the Company Option Securities and Company Convertible Securities listed on the Disclosure Schedule, each as amended to date, have heretofore been made available to Acquiror.

          (d) Except as set forth in Section 2.1 of the Disclosure Schedule and subject to obtaining the Company Stockholder Approval, neither the execution and delivery of this Agreement or any Transaction Document, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof by Company or any of its Subsidiaries:

          (i) (A) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of Company or any of its Subsidiaries or (B) will conflict with or result in a breach or violation of, or constitute a default under, any of the Organic Documents of Company or any of its Subsidiaries or (C) will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability under, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration of, any Contractual Obligation of Company or any of its Subsidiaries, or

          (ii) will result in or permit the creation or imposition of any Encumbrance upon any property now owned or leased by Company or any such other party.

          (e) Company does not have any Subsidiaries other than those set forth in Section 2.1 of the Disclosure Schedule, each of which is wholly owned, is a corporation which is duly organized, validly existing and in good standing under the laws of the respective state of incorporation set forth opposite its name on the Disclosure Schedule, and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases properties, conducts operations or maintains a stock of goods, except where the failure to be so qualified would not have a Material Adverse Effect, with corporate power and authority to carry on the business in which it is engaged. Each such Subsidiary is in possession of all Governmental Authorizations and Private Authorizations required for such ownership and lease of its property and conduct of its business. Company owns all of the outstanding capital stock of each such Subsidiary, free and clear of all Encumbrances, and all such stock has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding Option Securities or Convertible Securities, or agreements, puts, commitments or understandings with respect to any of the foregoing, of any nature whatsoever relating to the authorized and unissued or the outstanding capital stock of any such Subsidiaries. Except as set forth in Section 2.1 of the Disclosure Schedule, neither Company nor any of its Subsidiaries owns directly or indirectly any capital stock or equity or proprietary interest in any other Entity or enterprise, however organized and however such interest may be denominated or evidenced, or is party to or bound by any agreements, puts, commitments or understandings pursuant to which it is obligated to purchase or otherwise acquire any of the foregoing.

     2.2  Filings with the Commission; Financial Statements.

     (a) Company has filed all forms, reports and documents required to be filed with the Commission and has made available to Acquiror and Childs (i) its Annual Report on Form 10-K for the fiscal year ended October 28, 1995, (ii) its Quarterly Reports on Form 10-Q for the quarters ended January 27, 1996, April 27, 1996 and July 27, 1996, (iii) all other reports or registration statements filed by Company with the Commission since October 29, 1995, (iv) all proxy statements relating to Company's meetings of stockholders (whether annual or special) since October 29, 1995, and (v) all amendments and supplements to all such reports and registration statements filed by Company with the Commission pursuant to the requirements of the Exchange Act ((i)-(v) collectively, the "Company SEC Reports"). Except as disclosed in Section 2.2 of the Disclosure Schedule, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company's Subsidiaries is required to file any forms, reports or other documents with the Commission.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     2.3 Absence of Certain Changes or Events. Except as set forth in Section 2.3(a) through Section 2.3(f) of the Company Disclosure Schedule or the Company SEC Reports, since October 29, 1995, Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect;
(b) any amendments or changes in the Organic Documents of Company or its Subsidiaries; (c) any damage to, destruction or loss of any asset of Company or any of its Subsidiaries (whether or not covered by insurance) that constitutes a Material Adverse Effect; (d) any change by Company in its accounting methods, principles or practices except as required by any change in generally accepted accounting principles; (e) any revaluation by Company of any of its or any of its Subsidiaries' assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (f) any sale, pledge, disposition of or encumbrance upon any assets of Company or any of its Subsidiaries (except (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $300,000 in the aggregate.

     2.4 No Undisclosed Liabilities. Except as is disclosed in Section 2.4 of the Disclosure Schedule, neither Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities
(a) in the aggregate adequately provided for in Company's audited balance sheet (including any related notes thereto) for the fiscal year ended October 28, 1995 included in the Company's 1995 Annual Report on Form 10-K (the "1995 Company Balance Sheet"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1995 Company Balance Sheet, (c) incurred since October 28, 1995 in the ordinary course of business consistent with past practice, or (d) incurred in connection with this Agreement.

     2.5 Employee Benefit Plans, Employment Agreements. Except in each case as set forth in Section 2.5 of the Disclosure Schedule, (i) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any material employee welfare plans (as defined in Section 3(1) of ERISA), or any material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (collectively, the "Company Employee Plans"), which could result in any liability of Company or any of its Subsidiaries; (ii) all Company Employee Plans are in compliance in all respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (iv) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (v) with respect to each Company Employee Plan, no "reportable event" within the meaning of section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) no withdrawal (including a partial withdrawal) has occurred with respect to any multiemployer plan within the meaning set forth in Section 3(37) of ERISA that has resulted in, or could reasonably be expected to result in, any withdrawal liability for Company or any of its Subsidiaries; and (vii) neither Company nor any of its Subsidiaries has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course).

     2.6  Labor Matters.  Except as set forth in Section 2.6 of the Disclosure
Schedule: (i) there are no claims or proceedings pending or, to the knowledge of Company or any of its Subsidiaries, threatened, between Company or any of its Subsidiaries and any of their respective employees; (ii) neither Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its Subsidiaries, nor does Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither Company nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Company or any of its Subsidiaries.

     2.7 Title to Properties; Leases. Company and each of its Subsidiaries has good and defensible title to all real property, if any, reflected as an asset on the most recent balance sheet forming part of the financial statements, or used by Company or any of its Subsidiaries in its business if not so reflected, and good indefeasible and merchantable title to all other assets, tangible and intangible, reflected on such balance sheet, or used by Company or any of its Subsidiaries in its business if not so reflected, or purported to have been acquired by Company or any of its Subsidiaries since such date (other than inventory sold, or property, plant and other equipment used up or retired, since such date, in each case in the ordinary course of business consistent with past practice of Company and its Subsidiaries), free and clear of all Encumbrances except for Permitted Encumbrances. Except for financing statements evidencing Encumbrances referred to in the preceding sentence, no financing statements under the Uniform Commercial Code and no other filing which names Company or any of its Subsidiaries as debtor or which covers or purports to cover any of the property of Company or any of its Subsidiaries is on file in any state or other jurisdiction, and neither Company nor any Subsidiary has signed or agreed to sign any such financing statement or filing or any security agreement authorizing any secured party thereunder to file any such financing statement or filing. Each Lease or other occupancy or other agreement under which Company or any of its Subsidiaries holds real or personal property has been duly authorized, executed and delivered by either the Company or the Subsidiaries which are parties thereto and is a legal, valid and binding obligation of each of them, enforceable in accordance with its terms. Company and each of its Subsidiaries has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any real property or tangible personal property. All of such Leases are valid and subsisting and in full force and effect; and neither Company nor any of its Subsidiaries nor, to Company's knowledge, any other party thereto, is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any such Lease. Neither Company nor any of its Subsidiaries owns any real property. Section 2.7 of the Disclosure Schedule lists all material real estate leased by Company or any of its Subsidiaries and all material Leases. None of the fixed assets and machinery and equipment is subject to contracts of sale, and none is held by Company or any of its Subsidiaries as lessee or as conditional sales vendee under any Lease or conditional sales contract and none is subject to any title retention agreement, except as set forth in Section 2.7 of the Disclosure Schedule. The real property (other than land), fixtures, fixed assets and machinery and equipment are in a state of good repair and maintenance and are in good operating condition.

     2.8  Compliance with Contractual Obligations and Private Authorizations.
Section 2.8 of the Disclosure Schedule sets forth a true, accurate and complete list and description of each Private Authorization and each Contractual Obligation which individually is material to Company and its Subsidiaries taken as a whole, all of which are in full force and effect. Each of Company and its Subsidiaries has obtained all Private Authorizations which are necessary for the ownership by it of its properties and the conduct of its business as now conducted or as presently proposed to be conducted, or which, if not obtained and maintained, would, singly or in the aggregate, have a Material Adverse Effect. Neither Company nor any Subsidiary is in breach or violation of, or is in default in the performance, observance or fulfillment of, any Contractual Obligation or Private Authorization, and no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Contractual Obligation or Private Authorization, except for such defaults, breaches or violations, as do not and will not have in the aggregate a Material Adverse Effect. No Private Authorization is the subject of any pending or, to Company's knowledge, threatened repudiation, revocation or termination.

     2.9  Compliance with Governmental Authorizations and Applicable Law.
Section 2.9 of the Disclosure Schedule contains a brief description of all Legal Actions which are pending or in which Company or any of its Subsidiaries or any of its business, operations or properties, or any of its officers or directors in connection therewith, is, engaged, or which involves the business, operations or properties of Company or any of its Subsidiaries, or, to Company's knowledge, which is threatened against Company or any of its Subsidiaries or any of their business, operations or properties, or any of their officers or directors in connection therewith.

     2.10 Intellectual Property. Each of Company and its Subsidiaries is the sole and exclusive owner of the material trademarks, trade names, service marks and copyrights constituting a part of the Intellectual Property, the holder of the full record title to the trademark registrations and the sole owner of the inventions covered by the patents and patent applications constituting a part of the Intellectual Property. Each of Company and its Subsidiaries has the legally defensible right to use such trademarks, trade names, service marks, patents and copyrights and, except as set forth in Section 2.10 of the Disclosure Schedule, all the aforesaid are free and clear of all Encumbrances other than Permitted Encumbrances. There are no claims of any Person pertaining to such trademarks, trade names, service marks, patents and copyrights, no Legal Actions are pending or, to the knowledge of Company, threatened which challenge any of Company's or its Subsidiaries' respective rights in respect to any of its Intangible Assets, and none of its Intangible Assets infringes upon or otherwise violates the rights of any other Person or, to the knowledge of Company, is being infringed or violated by any other Person, except in each case for any infringement or violation which could not have a Material Adverse Effect.

     2.11 Interested Party Transactions. Except as set forth in Section 2.11 of the Disclosure Schedule, since the date of Company's proxy statement dated February 15, 1996, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the Commission.

     2.12 Insurance. Company maintains fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies with reputable insurance carriers, which provide full and adequate coverage for all normal risks incident to the business of Company and its Subsidiaries and their respective properties and assets and are in character and amount similar to that carried by entities engaged in similar business and subject to the same or similar perils or hazards.

     2.13 Taxes

     (a)  Other than as disclosed in Section 2.13 of the Disclosure Schedule,
(i) Company and its Subsidiaries have filed all United States federal income Tax Returns and all other Tax Returns required to be filed by them, (ii) Company and its Subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which Company is maintaining adequate reserves, (iii) there are no other material Taxes that would be due if asserted by a taxing authority, except with respect to which Company is maintaining reserves to the extent currently required, Except as does not involve or would not result in any material liability to Company or any of its Subsidiaries (i) there are no tax liens on any assets of Company or any Subsidiary thereof; and (ii) neither Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the balance sheet of Company as at July 27, 1996 included in Company's Quarterly Report on Form 10-Q for the quarter ended July 27, 1996 are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis with the 1995 Company Balance Sheet, and the accrual and reserves for Taxes (including deferred taxes) reflected in the books and records of Company as at the last day of Company's most recently completed fiscal month end are in all material respects adequate to cover all Taxes required to be accrued through such date (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis with the 1995 Company Balance Sheet.

     (b) Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the knowledge of Company, neither Company nor any of its Subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this agreement, would give rise to any material documentary, stamp or other transfer tax.

     2.14 Absence of Sensitive Payments. Neither Company nor any of its Subsidiaries (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under any Applicable Law, (b) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, or (c) made any payments to any Person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment.

     2.15 Inapplicability of Specified Statutes. Neither Company nor any of its Subsidiaries is a "holding company", or a "subsidiary company" or an "af-filiate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or an "investment company" or a company "controlled" by or acting on behalf of an "investment company", as defined in the Investment Company Act of 1940, as amended, or a "carrier" or a person which is in control of a "carrier", as defined in sections 10102 or 11301 of Title 49, U.S.C.

     2.16 Material Agreements. Section 2.16 of the Disclosure Schedule lists all Material Agreements relating to the ownership or operation of the business and property of Company or any of its Subsidiaries presently held or used by Company or any of its Subsidiaries or to which Company or such Subsidiary is a party or to which it or any of its property is subject or bound. True, complete and correct copies of each of the Material Agreements have been furnished by Company to Acquiror (or true, complete and correct descriptions thereof have been set forth in the Disclosure Schedule, if any such Material Agreements are oral). Each of Company and its Subsidiaries has duly complied in all material respects with all of the terms and conditions of each such Material Agreement and has not done or performed, or failed to do or perform (and there is not pending or, to the knowledge of Company, threatened any claim that Company or any Subsidiary has not so complied, done and performed or fail to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) or materially impair its rights or benefits, or increase the costs of Company or any Subsidiary, under any of such Material Agreements.

     2.17 Ordinary Course of Business. Except as described in Section 2.17 of the Disclosure Schedule, each of Company and its Subsidiaries, since October 28, 1995 to the date hereof:

          (a) has operated its business in the normal, usual and customary manner in the ordinary and regular course of business consistent with past practice, including the maintenance of working capital at normal operating levels consistent with prior practice;

          (b) has not sold or otherwise disposed of any material properties or assets, other than inventory sold or otherwise disposed of in the ordinary course of business consistent with past practice;

          (c) except in each case in the ordinary course of business consistent with past practice,

          (i) has not incurred any material obligations or liabilities (fixed, contingent or other);

          (ii) has not entered into any material commitments;

          (iii) has not sold or transferred any material tangible asset or canceled any material debts or claims; and

          (iv) has not incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed, or otherwise as an accommodation became responsible for, the obligations of any person, or made any loans or advances.

          (d) has not made or committed to make any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements and capital expenditures in accordance with the budget therefor heretofore provided to Acquiror;

          (e) has not discharged or satisfied any Encumbrance or paid any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business, and commitments under Leases existing on that date or incurred since that date in the ordinary course of business;

          (f) has not Encumbered any of its tangible property, other than Permitted Encumbrances;

          (g) has not Transferred or Encumbered any Intellectual Property other than Permitted Encumbrance;

          (h) has not increased the compensation payable or to become payable to any of its officers, employees, advisers, consultants, salesmen or agents or otherwise alter, modify or change the terms of their employment or engagement;

          (i) has not waived any rights of substantial value without fair and adequate consideration;

          (j) has not declared, made or paid any Distribution other than any Distribution from a Subsidiary of Company to Company or to another Subsidiary of Company; and

          (k) has not issued, pledged, granted, split, reclassified, combined or redeemed any shares of any class of capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock except for issuances upon exercise of outstanding options or other convertible securities.

     2.18 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the subject matter of the transactions contemplated hereby in the capacity of broker, agent or finder or in any similar capacity on behalf of Company or any of its Subsidiaries other than as set forth in Section 2.18 of the Disclosure Schedule, which sets forth a true, accurate and complete description of the arrangements with any such Person.

     2.19 Environmental Matters. Except as set forth in Section 2.19 of the Disclosure Schedule:

          (a) The operations of each of Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws.

          (b) To Company's knowledge, all real property currently or formerly owned, leased or operated by Company or any of its Subsidiaries is free from contamination by any Hazardous Material. None of Company or its Subsidiaries has disposed or arranged for the disposal of Hazardous Material so as to give rise to liability for any off-site disposal or contamination.

          (c) To the knowledge of Company, each of Company and its Subsidiaries currently maintains all Environmental Permits necessary for their operations and are in compliance in all material respects with such Environmental Permits.

          (d) There are no Legal Actions or Environmental Claims pending or, to Company's knowledge, threatened, nor, to Company's knowledge, investigations with respect to any Environmental Claim pending or threatened, against any of Company or its Subsidiaries alleging the violation of any Environmental Law or asserting claims regarding Environmental Costs and Liabilities under any Environmental Law. None of Company or its Subsidiaries has received any claims or notices alleging liability under any Environmental Law.

          (e) None of Company or its Subsidiaries nor, to the knowledge of Company, any owner of premises leased or operated by any of Company or its Subsidiaries has with respect to such premises, filed any formal notice under any Environmental Law or other Law indicating past or present generation, treatment, storage, or disposal of Hazardous Material or reporting an Environmental Release of Hazardous Material into the environment.

          (f) There is not now nor, to the knowledge of Company, has there been in the past on, in or under any real property owned, leased or operated by any of Company or its Subsidiaries (i) any underground storage tanks, aboveground storage tanks, dikes or impoundments, (ii) any friable asbestos-containing materials or (iii) any polychlorinated biphenyls.

     2.20 Certain State Statutes Inapplicable. Company's Board of Directors has approved and ratified, within the meaning of Section 203 of the DGCL, the transactions contemplated by this Agreement and the Securities Purchase Agreement, so as to render the provisions of Section 203 of the DGCL inapplicable to this Agreement and the Securities Purchase Agreement.

     2.21 Information Supplied. Neither the proxy statement relating to the approval by the stockholders of the Company of the Merger (such proxy statement (including the exhibits thereto and the documents incorporated by reference therein), as amended or supplemented from time to time, the "Proxy Statement") nor, if required under the Exchange Act, the Transaction Statement on
Schedule 13E-3 (the "Schedule 13E-3") filed by the Company under the Exchange Act with the Proxy Statement shall, at the respective dates first mailed to the Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading, except that no representation or warranty is made by Company with respect to information supplied in writing by Acquiror or Acquiror Parent for inclusion in the Proxy Statement or Schedule 13E-3. The Proxy Statement and Schedule 13E-3 (if one is required) shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     2.22 Opinion of Financial Advisor. On or prior to the date of this Agreement, Company has received the Fairness Opinion of Piper Jaffray Inc. ("Piper Jaffray").

     2.23 Voting Agreements and Noncompetition Agreements. Except as set forth in Section 2.23 of the Disclosure Schedule, there are no voting trusts or other agreements or understandings with respect to the voting of Company Common Stock. Except as set forth in the Disclosure Schedule, none of Company, its Subsidiaries or any Person in which Company or its Subsidiaries own any interest is a party to any noncompetition agreement or other agreement or arrangement which restrains, limits or impedes the current or contemplated business or operations of Company or any of its Subsidiaries or would apply to Acquiror or any of its Affiliates following the Effective Time.

     2.24 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary or required (under Applicable Law or otherwise) to approve this Agreement and the transactions contemplated hereby.

     2.25 Consents. Except for (i) as set forth in Section 2.25 of the Disclosure Schedule, (ii) compliance with and filings under the HSR Act, (iii) the filing with the Commission of the Proxy Statement, and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) if required under the Exchange Act, the filing of the
Schedule 13E-3 with the Commission, and (vi) such filings in connection with any state or local tax which is attributable to the change in beneficial ownership of Company's or its Subsidiaries' real property, if any (collectively, "Gains Taxes"), (the items in clauses (i) through (vi) being collectively referred to herein as ("Company Consents"), no Governmental Authorizations or Private Authorizations are required to be obtained or made by or with respect to Company or any of its Subsidiaries on or prior to the Closing Date in connection with (A) the execution, delivery and performance of this Agreement or any of the Transaction Documents to which Company is a party, the consummation of the transactions contemplated hereby and thereby or the taking by Company of any other action contemplated hereby or thereby, (B) the continuing validity and effectiveness of (and prevention of any material default under or violation of the terms of) any Lease or Material Agreement to which any of Company or its Subsidiaries is a party or any Governmental Authorization of any of Company or its Subsidiaries or (C) the conduct by Company or any of its Subsidiaries of their respective businesses following the Closing as conducted on the date hereof.

     2.26 Board Recommendation. The Board of Directors of Company, at a meeting duly called and held on November 27, 1996, has (A) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, are fair to and in the best interests of the stockholders of the Company (other than Acquiror Parent and its subsidiaries),
(B) approved and adopted this Agreement and (C) resolved to recommend, subject to the provisions of Sections 4.5 and 4.8 hereof, that the stockholders of Company approve and adopt this Agreement and the Merger. Subject to the provisions of Sections 4.5 and 4.8 hereof, Company has been authorized by Piper Jaffray, subject to prior review by Piper Jaffray, to include the Fairness Opinion (or references thereto) in the Proxy Statement and in the Schedule 13E-3 (if one is required). Company hereby consents to the inclusion in the Proxy Statement and the Schedule 13E-3 of the recommendation of the Board of Directors of Company described above.


     SECTION 3.   REPRESENTATIONS AND WARRANTIES OF CHILDS,
ACQUIROR PARENT AND ACQUIROR.

     Childs, Acquiror Parent and Acquiror represent, warrant, covenant and agree that:

     3.1  Organization and Business; Power and Authority; Effect of
Transaction.

          (a) Each of Childs, Acquiror Parent and Acquiror (i) is a limited partnership or corporation, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation as set forth in the Disclosure Schedule, and (ii) has all requisite partnership or corporate power and authority, as the case may be, to own or hold under lease its properties and to conduct its business as now conducted and as presently proposed to be conducted, and is in possession of all Governmental Authorizations and Private Authorizations to the extent required for such ownership and lease of its property and conduct of its business.

          (b) Each of Childs, Acquiror Parent and Acquiror has all requisite partnership or corporate authority, as the case may be, necessary to enable it to execute and deliver, and to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and each Transaction Document executed or to be executed by it; and the execution, delivery and performance of this Agreement and each such Transaction Document have been duly authorized by all requisite partnership or corporate action, as the case may be, including that, if required, of Childs partners, Acquiror Parent's stockholders and Acquiror's stockholders. This Agreement has been duly executed and delivered by each of Childs, Acquiror Parent and Acquiror and constitutes, each Transaction Document executed or to be executed by it when executed and delivered by Childs, Acquiror Parent or Acquiror will constitute, its legal, valid and binding obligations, enforceable against it in accordance with their respective terms.

          (c) Neither the execution and delivery of this Agreement or any Transaction Document executed or to be executed by Childs, Acquiror Parent or Acquiror, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof by Childs, Acquiror Parent or Acquiror:

          (i) (A) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of Childs, Acquiror Parent or Acquiror or (B) will conflict with or result in a breach or violation of, or constitute a default under, any of the certificate of limited partnership or partnership agreement of Childs or the certificate of incorporation or by-laws of Acquiror Parent or Acquiror or (C) will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability under, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration of, any material Contractual Obligation of Childs, Acquiror Parent or Acquiror,

          (ii) will result in or permit the creation or imposition of any Encumbrance upon any property now owned or leased by Childs or Acquiror, or

          (iii) will require any Governmental Authorization or Private Authorization, except as to the HSR Act and the filing with the Secretary of State of Delaware of the Certificate of Merger,

except, with respect to clauses (i)(A), (i)(C), (ii) and (iii) above, such conflicts, breaches, defaults, violations, accelerations, Encumbrances, authorizations or filings, that individually or in the aggregate are not reasonably likely to result in a Material Adverse Effect on Childs, Acquiror Parent or Acquiror.

     3.2 Adverse Restrictions. Neither Acquiror, Acquiror Parent or Childs is a party to or subject to, nor is any of their property subject to, any Applicable Law, Governmental Authorization, Contractual Obligation or Private Authorization, which now or, as far as Childs can now reasonably foresee, at any time in the future could, individually or in the aggregate, have any Material Adverse Effect on the ability of Childs, Acquiror or Acquiror to perform any of its obligations set forth in this Agreement or any Transaction Document.

     3.3 Information Supplied. The information supplied by Childs, Acquiror Parent or Acquiror for inclusion in the Proxy Statement and, if required under the Exchange Act, the Schedule 13E-3 will not, on the date the Proxy Statement or Schedule 13E-3 (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading; provided, however, that Childs, Acquiror Parent and Acquiror make no representation or warranty with respect to information supplied by Company for inclusion in the Proxy Statement or Schedule 13E-3. The Proxy Statement and Schedule 13E-3 shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     3.4 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the subject matter of the transactions contemplated hereby in the capacity of broker, agent or finder or in any similar capacity on behalf of Acquiror, Acquiror Parent or Childs.

     3.5 Financing of the Merger and the Second Disposition. Acquiror Parent or Acquiror (as the case may be) has all funds, or appropriate commitments for funds (complete copies of which have been provided to Company), necessary for the purchase or exchange of all outstanding shares of Company Common Stock, Company Option Securities and Company Convertible Securities pursuant to the Merger and the Second Disposition (as defined in the Securities Purchase Agreement).


     SECTION 4.     COVENANTS OF COMPANY AND CHILDS.

     4.1 Access to Information. Company shall afford to each of Childs, Acquiror Parent and Acquiror and their accountants, counsel, financial advisors, financing sources and other representatives (the "Representatives") full access during normal business hours throughout the period prior to the Effective Time to all of its and its Subsidiaries properties, books, contracts, commitments and records (including Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of any Applicable Law (including without limitation federal or state securities laws) or filed by it with the Commission or any other Authority in connection with the transactions contemplated by this Agreement or which may have a material effect on its business, operations, properties, financial condition, or results of operations and (ii) such other information concerning any of the foregoing as Childs, Acquiror Parent and Acquiror shall reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated hereby. Childs, Acquiror Parent and Acquiror shall hold, and shall use their reasonable business efforts to cause their Representatives to hold, in strict confidence all non-public documents and information furnished to Childs, Acquiror Parent and Acquiror in connection with the transactions contemplated by this Agreement, except that Childs, Acquiror Parent and Acquiror may disclose such information as may be necessary in connection with seeking all Governmental Authorizations and any required approval of Childs' limited partners, and Childs, Acquiror Parent and Acquiror may disclose any information that is required by Applicable Law to be disclosed.

     4.2 Agreement to Cooperate. (a) Each of the parties hereto shall cooperate and use its best business efforts to prepare and file with the applicable Authorities as promptly as practicable after the execution of this

Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the transactions contemplated by this Agreement by all such applicable Authorities, each of which must be obtained in order to satisfy the conditions set forth in and Section 5 hereof.

          (b) Subject to the terms and conditions herein provided, each of the parties hereto shall use reasonable efforts or take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transac-tions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals and Commission "no-action" letters, to effect all necessary registrations, filings and submissions (including without limitation filings under the HSR Act and any other submissions requested by the Federal Trade Commissions or Department of Justice) (and, in such case, to proceed with the Merger as expeditiously as possible). The parties recognize that the consummation of the transactions contemplated hereby is subject to the preacquisition notification requirements of the HSR Act. Each of the parties agrees that it will file with the Antitrust Division of the Department of Justice and the Federal Trade Commission a Notification and Report Form in a manner so as to constitute substantial compliance with the notification requirements of the HSR Act. Each of the parties covenants and agrees to use its reasonable business efforts to achieve the prompt termination or expiration of the waiting period or any extension thereof under the HSR Act.

          (c) In addition to the covenants set forth in the preceding subsections of this Section, Childs, Acquiror Parent and Acquiror and Company each agree to take such actions as may be necessary to obtain any Governmental Authorizations legally required for the consummations of the transactions contemplated hereby, including the making of any Governmental Filings, publica-tions and requests for extensions and waivers. Nothing in this Section shall be construed to require (i) Childs Acquiror Parent and Acquiror to (A) sell or otherwise dispose of any Subsidiary or assets which either alone or in the aggregate with all such other sales or dispositions would constitute the sale or disposition of a "significant subsidiary" of Childs Acquiror Parent or Acquiror, (B) take any action the effectiveness of which cannot be conditioned upon the consummation of the transactions which would have any Material Adverse Effect on Childs Acquiror Parent or Acquiror, or (C) take any action which either would have any Material Adverse Effect on Childs or Acquiror, following the consummation of the transactions or materially impair the value to Childs Acquiror Parent or Acquiror of the transactions; or (ii) Company to (A) sell or otherwise dispose of any of its Subsidiaries or assets which either alone or in the aggregate with all such other sales or dispositions would constitute the sale or disposition of a "significant subsidiary" of Company, (B) take any action the effectiveness of which cannot be conditioned upon the consummation of the transactions which would have any Material Adverse Effect on Company, or
(C) take any action which either would have any Material Adverse Effect on Childs, Acquiror Parent or Acquiror, following the transactions or materially impair the value to Childs, Acquiror Parent or Acquiror of the transactions. For purposes of this Section, the term "significant subsidiary" shall have the meaning attributed to such term by Rule 1-02(v) of Regulation S-X of the rules and regulations of the Commission.

          (d) In addition to the covenants set forth in the preceding subsections of this Section, (i) Company will use its best efforts on or prior to the Closing Date to obtain the satisfaction of the conditions specified in

Section 5 hereof and (ii) Childs, Acquiror Parent and Acquiror will each use its best efforts on or prior to the Closing Date to obtain the satisfaction of the conditions specified in Section 5 hereof. Childs, Acquiror Parent and Acquiror agree to cooperate with and to assist Company with respect to securing all necessary Governmental Authorizations and Private Authorizations to the consummation of the Merger.

          (e) Company will promptly notify Childs of any and all Events which would require any change to be made in the Disclosure Schedule or which could cause or result in any breach or inaccuracy of Company's representations and warranties including without limitation those set forth in Section 2, or which could impair the likelihood that all of the conditions to be satisfied by Company which are specified in Section 5 will be satisfied on or prior to the Closing Date.

     4.3 Expenses. Each party shall pay its own expenses incident to the negotiation, preparation, performance and enforcement of this Agreement (including all fees and expenses of its counsel, accountants and other consultants, advisors and representatives for all activities of such persons undertaken pursuant to this Agreement), whether or not the transactions contemplated hereby are consummated.

     4.4 Public Announcements. Until such time as may be mutually agreed upon by the parties to this Agreement, neither party hereto shall, without the ap-proval of the other party, make or cause to be made any press release or other public announcement that directly or indirectly discloses the transactions contemplated by this Agreement, except as and to the extent that it is required by law (including, without limitation, applicable federal and state securities laws) to make such an announcement.

     4.5 Stockholders' Approval. (a) Company shall, as soon as practicable following consummation of the transactions contemplated by the Securities Purchase Agreement, submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders (the "Company Stockholders Meeting", which term shall include any postponements or adjournments of such meeting). Unless otherwise required under the applicable fiduciary duties of the Board of Directors of Company, as determined by such directors in good faith after consultation with and based upon the opinion of outside legal counsel, Company shall (i) recommend adoption of this Agreement and approval of the Merger by the stockholders of Company and include in the Proxy Statement such recommendation and (ii) use all reasonable best efforts to solicit from its respective stockholders proxies in favor of adoption of this Agreement and approval of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals (the "Company Stockholder Approval"). Without limiting the generality of the foregoing, Company agrees that its obligations pursuant to the first sentence of this Section 4.5 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal (as defined in Section 4.8) or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. The Company Stockholders Meeting shall be held as soon as practicable following consummation of the transactions contemplated by the Securities Purchase Agreement. To the extent permitted by law, Childs, Acquiror Parent and Acquiror each agree to vote all shares of Company Common Stock beneficially owned by them in favor of the Merger.

     4.6 Proxy Statement; Schedule 13E-3. (a) As soon as practicable following the date of this Agreement, Company shall prepare and file the Proxy Statement and, if required under the Exchange Act, the Schedule 13E-3, and shall use its reasonable best efforts to have the Proxy Statement and, if required under the Exchange Act, the Schedule 13E-3 cleared by the Commission as promptly as reasonably practicable, and in addition, shall also take any action required to be taken under Applicable Law in connection with the consummation of the transactions contemplated by this Agreement. Childs and Acquiror and Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the provisions of this Section 4.6.

          (b) Prior to the date of approval of the Merger by Company's stockholders, each of Company, Childs and Acquiror shall correct promptly any information provided by it to be used specifically in the Proxy Statement and, if required under the Exchange Act, the Schedule 13E-3 that shall have become false or misleading in any material respect and shall take all steps necessary to file with the Commission and have cleared by the Commission any amendment or supplement to the Proxy Statement and, if required under the Exchange Act, the
Schedule 13E-3 as so corrected to be disseminated to the stockholders of Company to the extent required by Applicable Law. Without limiting the generality of the foregoing, Company shall notify Childs promptly of the receipt of the comments of the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or Schedule 13E-3, or for additional information, and shall supply Childs with copies of all correspondence between Company or its representatives, on the one hand, and the Commission or members of its staff, on the other hand, with respect to the Proxy Statement or Schedule 13E-3. If at any time prior to the Company Stockholders Meeting any event should occur relating to Company, Childs or Acquiror or their respective officers or directors which is required to be described in an amendment or supplement to the Proxy Statement or Schedule 13E-3, the parties shall promptly inform each other. Whenever any event occurs which is required to be described in an amendment or a supplement to the Proxy Statement or Schedule 13E-3, Company, Childs and Acquiror shall, upon learning of such event, cooperate in promptly preparing, filing and clearing with the Commission and mailing to the stockholders of Company such amendment or supplement; provided, however, that, prior to such mailing, (i) Company, Childs and Acquiror shall consult with each other with respect to such amendment or supplement, (ii) shall afford each other reasonable opportunity to comment thereon and (iii) each such amendment or supplement shall be reasonably satisfactory to the other.

     4.7  Company Board Representation; Section 14(f).

          (a) If requested in writing by Acquiror, following the purchase by Acquiror of all the shares of Company Common Stock subject to the Securities Purchase Agreement, and from time to time thereafter, Acquiror shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of Company as shall give Acquiror representation on the Board of Directors of Company equal to the product of the total number of directors on the Board of Directors of Company (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares beneficially owned by Acquiror or any Affiliate of Acquiror at such time bears to the total number of shares then outstanding, and Company shall, at such time, promptly take all actions necessary to cause Acquiror's designees to be elected as directors of Company, including increasing the size of the Board of Directors of Company or securing the resignations of incumbent directors or both. At such times, Company shall use its best efforts to cause persons designated by Acquiror to constitute the same percentage as persons designated by Acquiror shall constitute of the Board of Directors of Company of (i) each committee of the Board of Directors of Company (some of whom may be required to be independent as required by Applicable Law), (ii) each board of directors of each Subsidiary of Company and
(iii) each committee of each such board, in each case only to the extent permitted by applicable law.

          (b)  Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 4.7 and shall include in the Proxy Statement such information with respect to Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Childs, Acquiror Parent or Acquiror shall supply to Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.

          (c) Following the election or appointment of designees of Acquiror pursuant to this Section 4.7 and prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of Company, any termination of this Agreement by Company, any extension by Company of the time for the performance of any of the obligations or other acts of Childs, Acquiror Parent or Acquiror or waiver of any of Company's rights hereunder shall require the concurrence of a majority of the directors of Company then in office who were not designated by Acquiror.

     4.8  No Solicitation.

          (a) Company shall not, directly or indirectly through any officer, director, employee, representative or agent of Company or any of its Subsidiaries (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of share of capital stock (including without limitation by way of a tender offer) or similar transactions involving Company or any Subsidiaries of Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal. Nothing contained in this Section 4.8(a) shall prevent the Board of Directors of Company from considering, discussing, or providing any nonpublic information to any person relating to, a bona fide Acquisition Proposal not solicited in violation of this Agreement, provided the Board of Directors of Company determines in good faith (upon advice of outside counsel) that it is required to do so in order to discharge properly its
fiduciary duties.   Nothing contained in this Section 4.8(a) shall prohibit the
Board of Directors of Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

          (b) Company shall immediately notify Childs and Acquiror Parent after receipt of any Acquisition Proposal, or any modification of or amendments to any Acquisition Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Company or any Subsidiary by any person or entity that informs the Board of Directors of Company or such Subsidiary that it is considering making, or has made, an

Acquisition Proposal. Such notice to Childs and Acquiror Parent shall be made orally and in writing, and shall indicate whether Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning Company as provided in Section 4.8(c).

          (c) If the Board of Directors of Company receives a request for material nonpublic information by a person who makes, or indicates that it is considering making, a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of outside counsel that it is required to cause Company to act as provided in this Section 4.8(c) in order to discharge properly the directors' fiduciary duties, then, provided such person has executed a confidentiality agreement substantially similar to the one then in effect between Company and Childs and Acquiror, Company may provide such person with access to information regarding Company.

          (d) Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Childs, Acquiror Parent and Acquiror) conducted heretofore with respect to any of the
foregoing.   Company agrees not release any third party from the
confidentiality and standstill provisions of any confidentiality agreement to which Company is a party.

          (e) Company shall ensure that the officers, directors and employees its Subsidiaries and any investment banker or other advisor or representative retained by Company are aware of the restrictions described in this Section 4.8.

     4.9 Tax Returns. Without the prior written consent of Childs, neither Company nor any of its Subsidiaries shall make or change any election, change an annual accounting or Tax period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim relating to Company or its Subsidiaries, surrender any right to claim a refund of Taxes, take or omit to take any similar action with respect to Taxes (other than the filing of any original Tax Return), if any such election, adoption, change, amendment, agreement, settlement, surrender or other action or omission would have the effect of increasing the Tax liability of Company and its Subsidiaries, by more than an aggregate amount of $250,000; provided, however, that Company may consent to an extension of a limitation period applicable to a Tax claim without Childs's prior written consent (and Company will notify Childs of any such extension no later than five (5) Business Days after taking such action if it would relate to the Company or its Subsidiaries).

     4.10      Indemnification and Insurance.

          (a) The By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation of Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Company, unless such modification is required by law.

          (b) Company shall, to the fullest extent permitted under Applicable Law or under Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Acquiror Parent and the Surviving Corporation shall, to the fullest extent permitted under Applicable Law or under the Surviving

Corporation's Certificate of Incorporation or By-Laws as in effect at the Effective Time, indemnify and hold harmless, each present and former director, officer or employee of Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or the Securities Purchase Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in Company's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shill not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may seek reimbursement pursuant to the foregoing indemnification arrangements for the fees and expenses of only one law firm representing them with respect to any single action.

          (c) Acquiror Parent and the Surviving Corporation shall honor and fulfill in all respects the obligations of Company pursuant to indemnification agreements with Company's directors and of officers existing at or before the Effective Time.

          (d) For a period of six years after the Effective Time, Acquiror Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy (a copy of which has been made available to Acquiror Parent) on terms comparable to those now applicable to directors and officers of Company; provided, however, that in no event shall Acquiror Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Acquiror Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

          (e) This Section 4.10 shall survive the consummation of the Merger at the Effective Time, is intended to benefit Company, the surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Acquiror Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

     4.11 Convertible Securities. On or immediately following the Second Disposition Effective Date (as defined in the Securities Purchase Agreement), Company shall prepay all Company Convertible Securities owned by the

Securityholders, in accordance with Section 3.6 of the Securities Purchase Agreement.

     4.12 Financing. (a) Company agrees to provide, and will cause its Subsidiaries and its and their respective officers and employees to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Second Disposition Effective Date (as defined in the Securities Purchase Agreement) or the Effective Time in respect of the transactions contemplated by the Securities Purchase Agreement or this Agreement, including without limitation, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents relating to the Second Disposition or the Merger or any refinancing of any existing indebtedness of Company or any of its Subsidiaries under which a default or event of default could occur as a result of the transactions contemplated by the Securities Purchase Agreement or this Agreement.

          (b) Each of Childs, Acquiror Parent and Acquiror hereby agree to use their reasonable efforts to arrange the financing in respect of the transactions contemplated by this Agreement described in Section 3.5 hereof, including, using their reasonable efforts to satisfy all conditions applicable to Childs, Acquiror Parent and Acquiror in the commitment letters and the definitive agreements relating thereto.


     4.13 Conduct of Business by Company Pending the Effective Time. Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Acquiror Parent shall otherwise agree in writing, (i) the business of Company and its Subsidiaries shall be conducted only in, and Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner substantially consistent with past practice including the maintenance of working capital at normal operating levels, (2) Company shall use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of Company and its Subsidiaries and to preserve the current relationships of Company and its Subsidiaries with customers, suppliers and other persons with which Company or any of its Subsidiaries has significant business relations and (3) Company shall not, and shall not permit any Subsidiary to:

          (a)  amend or otherwise change its Organic Documents;

          (b) sell or otherwise dispose of any material properties or assets, other than inventory sold or otherwise disposed of in the ordinary course of business consistent with past practice;

          (c) except in each case in the ordinary course of business consistent with past practice,

          (i) incur any material obligations or liabilities (fixed, contingent or other);

          (ii) enter into any material commitments;

          (iii) sell or transfer any material tangible asset or cancel any material debts or claims; or

          (iv) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances;

          (d) make or commit to make any additions to its property, capital expenditures or any purchases of machinery or equipment, except for normal maintenance and replacements and capital expenditures in accordance with the budget therefor heretofore provided to Acquiror;

          (e) discharge or satisfy any Encumbrance or pay any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts existing on the date hereof or hereafter entered into in the ordinary course of business, and commitments under Leases existing on the date hereof or incurred since such date in the ordinary course of business;

          (f) Encumber any of its tangible property, other than Permitted Encumbrances;

          (g) transfer or Encumber any Intellectual Property, other than Permitted Encumbrances;

          (h) (i) increase the compensation payable or to become payable to any of its officers, employees, advisers, consultants, salesmen or agents or otherwise alter, modify or change the terms of their employment or engagement,
(ii) except in accordance with Company's current policies, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Company or any Subsidiary or enter into or amend any collective bargaining agreement, or (iii) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund for the benefit of any director, officer or class of employees; or

          (i) settle or compromise any pending or threatened litigation which is material or which relates to the transactions contemplated hereby or waive any rights of substantial value without fair and adequate consideration;

          (j) declare, make or pay any Distribution other than any Distribution from a Subsidiary of Company to Company or to another Subsidiary of Company;

          (k) issue, pledge, grant, dispose of, Encumber, or authorize the issuance, sale, pledge, grant, disposition or Encumbrance of any shares of any class of capital stock of Company or any Subsidiary or options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock except for issuances upon exercise of outstanding Company Option Securities or Company Convertible Securities;

          (l) reclassify, combine, split, divide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; or

          (m) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets (other than inventory, equipment and similar assets acquired int he ordinary course of business).


     SECTION 5.     CONDITIONS PRECEDENT TO THE MERGER.

     5.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Company, Childs Acquiror Parent and Acquiror to consummate the Merger shall be subject to the satisfaction or waiver (subject to Applicable Law) of the following conditions:

          (a) Stockholder Approval. The Merger shall have been approved and adopted by the affirmative vote of a majority of the stockholders of Company.

          (b) No Change in Law; No Opposition. No Authority shall have enacted, issued, promulgated, enforced or entered any law, order, executive order, stay, decree, judgment, injunction or other order or statute, rule or regulation which is in effect and which has the effect of making the acquisition of shares of Company Common Stock by Childs, Acquiror Parent or Acquiror or any Affiliate of any of them illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby.

          (c) Antitrust Improvement Act. The filing and waiting period requirements under the HSR Act relating to the consummation of the Merger shall have expired or been terminated.

          (d) Solvency Letters. Acquiror shall have delivered letters, in form and substance reasonably satisfactory to Company, attesting to the solvency of the Surviving Corporation individually, and the Surviving Corporation and its Subsidiaries, taken as a whole, immediately before and immediately after giving effect to the Merger, from its chief financial officer.

          (e) Securities Purchase Agreement. The transactions contemplated by the Securities Purchase Agreement shall have been consummated.


     5.2 Conditions to Obligtions of Childs. The obligations of Childs, Acquiror Parent and Acquiror to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties which address matters only as of a certain date which shall be true and correct (or true and correct in all material respects, as the case may be) as of such certain date). Childs shall have received a certificate signed on behalf of Company by the chief executive officer and the chief financial officer of Company to the effect set forth in this paragraph.

          (b) Performance of Obligations of Company. Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as would not have a Material Adverse Effect on Company).

          (c) No Material Adverse Change. There shall not have occurred any event or change in circumstances involving Company or any of its Subsidiaries that, individually or when taken together with all other such events or changes in circumstances, is or is reasonably likely to be materially adverse to the business, operations, properties, financial condition or results of operations of Company and its Subsidiaries taken as a whole, or does or is reasonably likely to delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

          (d) Financing. The closings of the financings described in each of the commitment letters, dated November 26, 1996, of Fleet National Bank and NationsBank, N.A. to provide sufficient funds to consummate the Merger shall have taken place.

     5.3 Conditions to Obligations of Company. The obligations of Company to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Childs, Acquiror Parent and Acquiror set forth in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties which address matters only as of a certain date which shall be true and correct (or true and correct in all material respects, as the case may be) as of such certain date). Company shall have received a certificate signed on behalf of Childs, Acquiror Parent and Acquiror by an authorized officer of each to the effect set forth in this paragraph.

          (b) Performance of Obligations of Childs. Each of Childs, Acquiror Parent and Acquiror shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to materially adversely affect the ability of each of Childs, Acquiror Parent Acquiror to consummate the transactions herein contemplated or perform its obligations hereunder).


     SECTION 6.     DEFINITIONS.

     6.1 Principles of Construction. As used herein, unless the context otherwise requires, the following terms (or any variant in the form thereof) have the following respective meanings. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Except where the context otherwise requires, references to "this Section" or words of similar import shall be deemed to refer to the entire section and not a particular subsection and references to "hereunder," "herein," "hereof" or words of similar import shall be deemed to refer to the entire Agreement and not the particular Section or subsection or other provision. The words "includes" and "including" are not limiting and mean "including without limitation." In computation or periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each means "to but excluding," and the word "through" means "to and including." Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and each Instrument, notice, certificate, communication, opinion or other document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation.

     6.2  "Acquiror" is defined in the preamble preceding the Recitals.

     6.3  "Acquiror Parent" is defined in the preamble preceding the Recitals.

     6.4  "Acquisition Proposal" is defined in Section 4.8.

     6.5 "Affiliate," when used with respect to any Person, shall mean (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, five percent (5%) or more on a consolidated basis of the equity or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, five percent (5%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer (as defined in the Exchange Act) or director of such Person, and (e) when used with respect to an individual, shall include a spouse, any descendant, or any other relative (by blood, adoption or marriage) within the third degree of such individual or a trust for the benefit of any such spouse, descendant or relative. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person or the disposition of its assets or properties, whether by stock, equity or other ownership, by contract, arrangement or understanding, or otherwise.

     6.6  "Agreement" is defined in the Recitals.

     6.7 "Applicable Law" shall mean any Law of any Authority, whether domestic or foreign, including all federal and state Laws, to which the Person in question is subject or by which it or any of its property is bound, and including without limitation any: (a) administrative, executive, judicial, legislative or other statute, code, consent decree, constitution, decree, directive, enactment, finding, guideline, injunction, interpretation, judgment, law, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, or writ, of any Authority, domestic or foreign; (b) common law or other legal or quasi-legal precedent; or (c) arbitrator's, mediator's or referee's award, decision, finding or recommendation, or, in any case, any particular section, part or provision thereof.

     6.8 "Authority" shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, central bank or comparable agency or entity, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

     6.9 "Benefit Arrangement" shall mean any benefit arrangement (whether or not written), including (a) any employment or consulting agreement, (b) any arrangement providing for insurance coverage or workers' compensation benefits,
(c) any incentive bonus or deferred bonus arrangement, (d) any arrangement providing termination allowance, severance or similar benefits, (e) any equity compensation plan, (f) any deferred compensation plan and (g) any compensation policy and practice, but excluding in any event any Employee Benefit Plan.

     6.10 "Business Day" shall mean any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York or Boston, Massachusetts.

     6.11 "Certificate of Merger" is defined in Section 1.1.

     6.12 "Certificates" is defined in Section 1.5.

     6.13 "Childs" is defined in the preamble preceding the Recitals.

     6.14 "Closing" is defined in Section 1.2.

     6.15 "Closing Date" is defined in Section 1.2.

     6.16 "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

     6.17 "Code" shall mean the United States Internal Revenue Code of 1986, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     6.18 "Commission" shall mean the Securities and Exchange Commission or any successor Authority.

     6.19      "Company" is defined in the preamble preceding the Recitals.

     6.20 "Company Benefit Arrangement" shall mean any Benefit Arrangement maintained by Company or any of its Subsidiaries, or any ERISA Affiliates of Company or any of its Subsidiaries, covering any employees, directors or former directors of Company or any of its Subsidiaries or any ERISA Affiliates of Company or any of its Subsidiaries, and the beneficiaries of any of them.

     6.21      "Company Common Stock" is defined in the Recitals

     6.22      "Company Consents" is defined in Section 2.25.

     6.23 "Company Convertible Securities" shall mean any Convertible Securities directly or indirectly convertible into or exchangeable for shares of Company Common Stock.

     6.24 "Company Employee" shall mean any present employee of Company or any of its Subsidiaries.

     6.25      "Company Employee Plans" is defined in Section 2.5.

     6.26 "Company Option Securities" shall mean any Option Securities for the purchase or other acquisition of shares of Company Common Stock.

     6.27      "Company Option Security Price" is defined in Section 1.4.

     6.28 "Company SEC Reports" is defined in Section 2.2.

     6.29      "Company Stockholder Approval" is defined in Section 4.5.

     6.30      "Company Stockholders Meeting" is defined in Section 4.5.

     6.31 "Constituent Corporations" is defined in the preamble preceding the Recitals.

     6.32 "Contractual Obligation" shall mean, with respect to any Person, any term, condition, provision, representation, warranty, agreement, covenant, undertaking, commitment, indemnity or other obligation set forth or which is outstanding or existing under any Instrument (including without limitation any Instrument relating to or evidencing any indebtedness or capital lease obligation) to which such Person is a party or by which it or any of its properties is bound.

     6.33 "Convertible Securities" shall mean, with respect to any Person, any evidences of indebtedness, shares of capital stock (other than common stock) or other securities directly or indirectly convertible into or exchangeable for shares of common stock, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.

     6.34      "Disbursing Agent" is defined in Section 1.5.

     6.35      "Disbursing Agent Agreement" is defined in Section 1.5.

     6.36 "Disclosure Schedule" shall mean the disclosure schedule dated as of the date of this Agreement heretofore delivered by Company to Childs and Acquiror.

     6.37      "Dissenting Shares" is defined in Section 1.4.

     6.38 "Distribution" shall mean, with respect to any Person: (a) the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of such Person; (b) the purchase, redemption or other retirement of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary owned by a Person other than such Person or a wholly owned Subsidiary of such Person; and (c) any other distribution on or in respect of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary owned by a Person other than such Person or a wholly owned Subsidiary of such Person.

     6.39      "DGCL" is defined in the Recitals.

     6.40      "Effective Time" is defined in Section 1.1.

     6.41 "Employee Benefit Plan" shall mean any benefit plan, as defined in Section 3(3) of ERISA.

     6.42 "Encumber" or "Encumbrance" shall mean any of the following: mortgage; lien (statutory or other); preference, priority or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, variance, reservation or limitation, right of way, zoning restriction, building or use restriction, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

     6.43 "Entity" shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

     6.44 "Environmental Claim" means any notice received by Company or any of its Subsidiaries of violation, action, claim, Environmental Lien, demand, abatement or other order or direction (conditional or otherwise) by any Authority or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (a) the existence of an Environmental Release (including, without limitation, a sudden or non-sudden accidental or non-accidental Environmental Release) of, or exposure to, any Hazardous Material, noxious odor or illegal audible noise in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property presently or formerly owned, operated or leased by any of Company or its Subsidiaries or any activities or operations thereon; (b) the transportation, storage, treatment or disposal of Hazardous Material in connection with any property presently or formerly owned, operated or leased by any of Company or its Subsidiaries or their operations or facilities; or (c) the violation, or alleged violation, of any Environmental Law relating to environmental matters connected with any property presently or formerly owned, leased or operated by any of Company or its Subsidiaries.

     6.45 "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and Remedial Action) arising from or under any Environmental Law or contract, agreement or similar arrangement with any Authority or other Person required under any Environmental Law.

     6.46 "Environmental Law" shall mean any Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment or health or safety, occupational or other, including without limitation Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, noises, odors or industrial, toxic or hazardous substances, materials or wastes, including without limitation Hazardous Materials, whether solid, liquid or gaseous in nature and whether as matter or energy, into the environment (including, without limitation, ambient air, surface water, ground water, mining or reclamation or mined land, land surface or subsurface strata) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, whether solid, liquid or gaseous in nature, including without limitation any Law relating to reporting, licensing, permitting, investigation and remediation of any of the foregoing. Environmental Laws shall include without limitation the Comprehensive Environmental Response, compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (Federal Water Pollution Control Act) (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), the Endangered Species Act (16 U.S.C. Section 1531 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Federal Insecticide, Fungicide Rodenticide Act (7 U.S.C. Section 136 et seq.), the Food, Drug and Cosmetic Act (21 U.S.C. Section 301 et seq.), the Medical Waste Tracking Act of 1988, Pub. L. No. 100-582, 102 Stat. 2950 (1988), and the
Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. Section 1201 et seq.), as such laws have been amended or supplemented from time to time, and any analogous present or future federal, state, local or foreign statutes, including transfer of ownership notification statutes.

     6.47 "Environmental Lien" means any Encumbrance arising under any Environmental Law.

     6.48 "Environmental Permit" means any permit, approval, authorization, license, variance, registration or permission required under any applicable Environmental Law.

     6.49 "Environmental Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property not authorized under any Environmental Permit and requiring notification under any applicable Environmental Law.

     6.50      "ERISA" is defined in Section 2.5.

     6.51 "ERISA Affiliate" shall mean a Person and/or such Person's Subsidiaries or any trade or business (whether or not incorporated) which is under common control with such Person's or such Person's Subsidiaries or which is treated as a single employer with such Person or any Subsidiary of such Person under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(f) of ERISA.

     6.52 "Event" shall mean the occurrence or existence of any act, action, activity, circumstance, condition, event, fact, failure to act, incident or practice, or any set or combination of any of the foregoing.

     6.53 "Exchange Act" shall mean the Securities Exchange Act of 1934, and the rules and regulations of the Commission thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     6.54 "Fairness Opinion" shall mean the opinion of Piper Jaffray to the effect that the consideration to be received by the holders of shares of Company Common Stock in the Merger is fair from a financial point of view to such holders.

     6.55 "GAAP" shall mean, with respect to any Person, except to the extent that a deviation therefrom is expressly required by this Agreement, generally accepted accounting principles applied on a consistent basis (a) as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and/or in statements of the Financial Accounting Standards Board that are applicable in the circumstances as of the date in question, (b) when not inconsistent with such opinions and statements, as set forth in other AICPA publications and guidelines and/or (c) that otherwise arise by custom for the particular industry. The requirement that such principles be consistently applied means that the accounting principles in a current period are comparable in all material respects to those applied in preceding period. All accounting and financial terms used in this Agreement, all determinations and computations required to be made pursuant to the provisions of this Agreement, and the compliance with each covenant contained in this Agreement that relates to financial matters shall, except as otherwise specifically provided to the contrary, be determined in accordance with GAAP as defined in this paragraph.

     6.56 "Gains Taxes" is defined in Section 2.25.

     6.57 "Governmental Authorizations" shall mean all approvals, concessions, consents, exemptions, franchises, licenses, permits, plans, registrations and other authorizations of and all reports to and filings with all Authorities.

     6.58 "Hazardous Material" means any substance, material or waste which is regulated by any Authority in jurisdictions in which any of Company or its Subsidiaries operates, including, (a) any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, and (b) petroleum, petroleum products, asbestos and polychlorinated biphenyls.

     6.59 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     6.60 "Indemnified Parties" is defined in Section 4.10.

     6.61 "Instrument" shall mean any agreement, bond, contract, debenture, indenture, lease, letter of credit, mortgage, note, commitment, memorandum, certificate, notice, document or other writing (whether by formal agreement, letter or otherwise), or any oral arrangement, understanding or commitment, under which any debt, liability or other obligation is evidenced, assumed or undertaken, or any lien (or right or interest therein) is granted, perfected or exists.

     6.62 "Intellectual Property" shall mean, with respect to any Person, any and all research, information, inventions, designs, procedures, developments, discoveries, improvements, patents and applications therefor, trademarks and applications therefor, service marks, tradenames, copyrights and applications therefor, trade secrets, drawing, plans, systems, methods, specifications, computer software programs, tapes, discs and related data processing software owned by such Person or in which it has an interest and all other manufactur-ing, engineering, technical, research and development data and know-how made, conceived, developed and/or acquired by such Person, which relate to the manufacture, production or processing of any products developed or sold by such Person or which are within the scope of or usable in connection with such Person's business as it may, from time to time, hereafter be conducted or proposed to be conducted.

     6.63 "IRS" or the "Service" is defined in Section 2.5.

     6.64 "Law" shall mean any action, approval, authorization, code, consent decree, constitution, demand, decree, directive, enactment, finding, guideline, injunction, interpretation, judgment, law, license, order, ordinance, permit, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, or the common law, or any particular section, part or provision thereof, or any interpretation, directive, guideline or request (whether or not having the force of law), of any Authority, including without limitation the judicial systems thereof, or any particular section, part or provision thereof.

     6.65 "Lease" shall mean any lease of property, whether real, personal or mixed.

     6.66 "Legal Action" shall mean, with respect to any Person, any litigation or legal or other actions, arbitrations, investigations, proceedings or suits, at law or in arbitration, equity or admiralty (whether or not purported to be brought on behalf of such Person) affecting such Person or any of its business or property or assets.

     6.67 "Material Adverse Effect" or "Material Adverse Change" in respect of any Person shall mean any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is reasonably likely to be materially adverse to the business, operations, properties, financial condition or results of operations of such Person and its Subsidiaries taken as a whole, or (b) does or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

     6.68 "Material Agreement" or "Material Commitment" shall mean, with respect to any Person, any Contractual Obligation which (a) was not entered into in the ordinary course of business, (b) was entered into in the ordinary course of business which (i) involves the purchase, sale or lease of goods or materials or performance of services aggregating more than $250,000, (ii) extends for more than twelve (12) months, or (iii) is not terminable on thirty
(30) days' or less notice without penalty or other payment or (c) involves indebtedness for money borrowed or capital lease obligations in excess of $250,000.

     6.69 "Merger" is defined in the Recitals.

     6.70 "Merger Price" is defined in Section 1.4.

     6.71 "Multiemployer Plan" shall mean a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA.

     6.72 "1995 Company Balance Sheet" is defined in Section 3.4.

     6.73 "Option Securities" shall mean all rights, options and warrants, and calls or commitments evidencing the right, to subscribe for, purchase or otherwise acquire shares of capital stock or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

     6.74 "Organic Documents" shall mean, with respect to any Entity, the instrument, as from time to time in effect, filed by such Entity under the laws of its jurisdiction of organization for the purpose of effecting such organization, its by-laws, partnership agreement, management agreement, operating agreement and all stockholder, partner and member agreements, voting trusts and similar arrangements applicable to any of its capital stock, partnership interests or membership interests.

     6.75 "PBGC" is defined in Section 2.5.

     6.76 "Pension Plan" shall mean any employer pension benefit plan, as defined in Section 3(2) of ERISA.

     6.77 "Permitted Encumbrances" shall mean the following: (a) liens for taxes, assessments and governmental charges not yet due and payable; (b) rights reserved to any Authority to regulate the affected property; (c) as to leased assets, interests of lessors and encumbrances affecting the interests of the lessors; and (d) leases, encumbrances or restrictions that do not in any material respect, individually or in the aggregate, affect or impair the value or use of the affected asset or property.

     6.78 "Permitted Investments" is defined in Section 1.5.

     6.79 "Person" shall mean any natural individual or any Entity.

     6.80 "Piper Jaffray" is defined in Section 2.22.

     6.81 "Private Authorizations" shall mean all franchises, permits, licenses, approvals, consents, concessions and other authorizations of or filings with all Persons (other than Authorities) including without limitation those with respect to patents, trademarks, service marks, trade names, copyrights, computer software programs, technology and know-how.

     6.82 "Prohibited Transaction" shall mean a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under
Section 4975 of the Code or Section 408 of ERISA, respectively.

     6.83 "Proxy Statement" is defined in Section 2.21.

     6.84 "Remedial Action" means all actions required under any applicable Environmental Law or otherwise undertaken by any Authority, including any capital expenditures, required or undertaken to (a) clean up, remove, treat, or in any other way address any Hazardous Material; (b) prevent an Environmental

Release or the threat of an Environmental Release, or minimize any further Environmental Release so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) bring facilities on any property owned, operated or leased by any of Company or its Subsidiaries and operations conducted thereon into compliance with any applicable Environmental Law or Environmental Permit.

     6.85 "Representatives" is defined in Section 5.1.

     6.86 "Reportable Event" shall mean a "reportable event", as defined in
Section 4043 of ERISA, whether or not the reporting of such event to the Pension Benefit Guaranty Corporation has been waived.

     6.87   "Schedule 13E-3" is defined in Section 2.21

     6.88 "Securities Act" shall mean the Securities Act of 1933, as amended.

     6.89 "Securities Purchase Agreement" is defined in the Recitals.

     6.90 "Subsidiary" shall mean, with respect to any Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors, or if no such voting stock is outstanding a majority of the equity interests, of which is owned directly or indirectly by such Person or any other Person which is a Subsidiary of such Person.

     6.91 "Surviving Corporation" is defined in Section 1.1.

     6.92 "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, water, rent and sewer service charges, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority or other Authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

     6.93 "Tax Return" shall mean any return, declaration, report, estimate, information return or statement required to be filed in respect of any Taxes.

     6.94 "Termination Date" is defined in Section 7.1.

     6.95 "Transfer" shall mean any sale, assignment, conveyance, transfer or other disposition, mortgage, pledge or other Encumbrance, lease, exchange, abandonment, parting with control of, gift, granting of an option or proxy or other act of alienation.

     6.96 "Transaction Document" shall mean any Instrument executed or to be executed in connection with the consummation of the Merger and the other transactions contemplated hereby, whether or not expressly referred to in this Agreement.

     SECTION 7. TERMINATION.

     7.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder
Approval:

          (a) By mutual agreement of the parties duly authorized by the board of directors of each party; or

          (b) By Childs or the Company if the Merger shall not have been consummated on or before March 30, 1997 (the "Termination Date"); or

          (c) By Childs or the Company if the Securities Purchase Agreement shall have been terminated pursuant to Section 8.1 thereof; or

          (d) By either party, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling (which order, decree, ruling or action the parties hereto shall use their best efforts to lift or reverse), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

          (e) (i) By Company, if both (A) it is not in material breach of any of its representations, warranties or covenants contained herein or in any Transaction Document and (B) there has been a material breach of a representation or warranty in this Agreement by Childs, Acquiror Parent or Acquiror, or a material breach by Childs, Acquiror Parent or Acquiror of any covenant set forth herein, or a failure of any condition to which the obligations of Company hereunder are subject, and such breach or failure cannot be cured by the Termination Date and has not been waived, or (ii) by Childs, Acquiror Parent and Acquiror, if both (A) neither Childs, Acquiror Parent nor Acquiror is in material breach of any of its representations, warranties or covenants contained herein or in any Transaction Document and (B) there has been a material breach of a representation or warranty in this Agreement by Company, or a material breach by Company of any covenant set forth herein, or a failure of any condition to which the obligations of Childs, Acquiror Parent and Acquiror hereunder are subject, and such breach or failure cannot be cured by the Termination Date and has not been waived; or

          (f) By Childs, Acquiror Parent or Acquiror if the Board of Directors of Company shall have (A) withdrawn or modified (including by amendment of the Proxy Statement) , in a manner adverse to Acquiror, its approval or recommendation of this Agreement or the Merger or any of the transactions contemplated hereby, (B) failed to include such recommendation in the Proxy Statement, (C) approved or recommended any Acquisition Proposal from any Person other than Childs, Acquiror Parent or Acquiror or (D) resolved to do any of the foregoing.

          In the event of any termination pursuant to this Section (other than pursuant to paragraph (a)), written notice setting forth the reasons thereof shall forthwith be given by the terminating party to the other party and, in the case of paragraph (d), such termination may not occur unless the breach or failure set forth in such notice shall not have been cured by the earlier to occur of (x) the Termination Date and (y) the seventh (7th) day after such written notice.

     7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability on the part of any party, or any of its respective stockholders, partners, officers or directors, to the other and all rights and obligations of each party shall cease; except that such termination shall not relieve any party from liability for any misrepresentation or breach of any of its warranties, covenants or agreements set forth in this Agreement.


     SECTION 8.     GENERAL PROVISIONS.

     8.1 Effectiveness of Representations and Warranties. All representations, warranties, covenants and agreements made in this Agreement or in any agreement, instrument, other document or certificates delivered in connection with the transactions contemplated hereby shall be deemed material and relied on by each party notwithstanding any investigation made by it or on its behalf. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time. Nothing in this Section 8.1 shall relieve any party for any breach of any representation, warranty or agreement in this Agreement occurring prior to termination.

     8.2 Entire Agreement. This Agreement (which term, unless the context otherwise specifically requires, includes any exhibits or schedules hereto and all agreements, instruments, other documents and certificates delivered pursuant hereto or thereto) constitutes the entire agreement between the par-ties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, understandings, inducements, representations and negotiations, expressed or implied, written or oral, between them as to such subject matter, including, without limitation, any so-called "letters of intent" and confidentiality agreements with respect thereto.

     8.3 Waivers; Amendments. Anything in this Agreement to the contrary notwithstanding, amendments to and modifications of this Agreement may be made, required consents and approvals may be granted, compliance with any term, covenant, agreement, condition or other provision set forth herein may be omitted or waived, and misrepresentations and breaches of warranties may be waived, either generally or in a particular instance and either retroactively or prospectively with, but only with, the written consent of the party entitled to the benefit thereof.

     8.4 Assignment; Successors and Assigns. This Agreement shall not be assignable by either party without the prior written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns, including, without limitation, successors by operation of law pursuant to any merger, consolidation or sale of assets involving any of the parties. Nothing in this Agreement expressed or implied is intended to and shall not be construed to confer upon or create in any person (other than the parties hereto and their permitted successors and assigns) any rights or remedies under or by reason of this Agreement, including without limitation any rights to enforce this Agreement.

     8.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.5):

     If to Childs, Acquiror Parent or Acquiror, at:

          c/o J.W. Childs Associates, L.P.
          One Federal Street
          Boston, Massachusetts  02110
          Attention:      Mr. Steven G. Segal
          Facsimile:      617-753-1101

               with copies to:

                               Christopher Cabot, Esq.
                               Sullivan & Worcester LLP
                               One Post Office Square
                               Boston, Massachusetts  02109
                               Facsimile:     617-338-2880

                                       and

                               Robert L. Friedman, Esq.
                               Simpson Thacher & Bartlett
                               425 Lexington Avenue
                               New York, New York  10017
                               Facsimile:     212-455-2502

     If to Company, at:

          Central Tractor Farm & Country, Inc.
          3915 Delaware Avenue
          Des Moines, Iowa  50313
          Attention:      President
          Facsimile:      515-266-4229


               with a copy to:

                               David C. Chapin, Esq.
                               Ropes & Gray
                               One International Place
                               Boston, Massachusetts  02110
                               Facsimile:     617-951-7050

or to such other person(s), telex or facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party.

     8.6 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforce-able as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case, except when such reformation and construction would operate as an undue hardship on either party, or constitute a substantial deviation from the general intent and purpose of such party as reflected in this Agreement.

     8.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

     8.8 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     8.9 Further Acts. Each of the parties hereto agrees to do all such things and execute and deliver all such further instruments, agreements and documents and to take all such further action as any other party may reasonably request in order to effectuate the terms and conditions of this Agreement.

     8.10 Governing Law. Except for provisions required to be governed by the General Corporation Law of the State of Delaware, the validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and performed in such jurisdiction and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction.

     8.11 Consent to Jurisdiction and Service. To the extent permitted by Applicable Law, hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts of the State of Delaware and of any Federal Court located in the said jurisdiction in connection with any actions or proceedings brought against it by any other party to this Agreement arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court.

     8.12 No Presumption. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

     IN WITNESS WHEREOF, and have each caused this Agreement to be entered into and signed, effective and delivered as of the date first-above written.

                               COMPANY:

                                    CENTRAL TRACTOR FARM
                                      & COUNTY, INC.


                                    By:  /s/  Dean Longnecker
                                        Name: Dean Longnecker
                                        Title: Exec. Vice President - Finance

                               CHILDS:

                                    J.W. CHILDS EQUITY PARTNERS, L.P.

                                    By: J.W. CHILDS ADVISORS, L.P.,
                                         its general partner

                                    By: J.W. CHILDS ASSOCIATES, L.P.,
                                          its general partner

                                    By: J.W. CHILDS ASSOCIATES, INC.,
                                          its general partner


                                    By:  /s/ Adam Suttin
                                       Name: Adam Suttin
                                       Title: Vice President

                               ACQUIROR PARENT:

                                    JWC HOLDINGS I, INC.

                                    By:  /s/ Adam Suttin
                                       Name: Adam Suttin
                                       Title: Vice President


                               ACQUIROR:

                                    JWC ACQUISITION I, INC.


                                    By:  /s/ Adam Suttin
                                       Name: Adam Suttin
                                       Title: Vice President